EXHIBIT 99.1

News FOR IMMEDIATE release

For More Information, Contact:
William Evans, Executive VP/CFO Witness Systems 770.754.1915 bevans@witness.com	Ryan Hollenbeck, VP Corporate/Investor Relations Witness Systems 770.754.1962 rhollenbeck@witness.com

Witness Systems Announces Preliminary Third Quarter Financial Results

ATLANTA (October 1, 2002) – Witness Systems (NASDAQ: WITS), a leading global provider of performance optimization software and services, today announced preliminary results for its third quarter ended September 30, 2002. Based on initial analysis, the company expects total revenue for the quarter to be approximately $15 million, as compared to previous estimates in the range of $18 million. This represents an expected net loss in the range of ($0.04) to ($0.05) per share, as compared to earnings estimates of approximately $0.03 per share.

“We experienced mixed results in the third quarter. On one hand, we’re clearly disappointed that revenue and earnings came in below our expectations. On the other hand, we added a record number of new customers, equaling the first quarter of 2001,” said Dave Gould, Witness Systems’ chairman and CEO. “We also increased sales of our expanded eQuality(®) suite during the quarter, especially our
e-learning management and performance analysis applications. License revenue was less than expected, primarily due to the deferred capital spending we’re all experiencing in today’s sluggish macroeconomic environment. In spite of these conditions, we remain pleased with the ongoing strength of our customer relationships, strong competitive position and balance sheet.”

Gould added, “Our sound financial position – which includes cash, cash equivalents and short-term investments totaling more than $60 million at the end of the third quarter – provides a clear measure of security for companies investing in our software solutions and supports our long-term growth prospects. As companies become more certain about the economy, we expect that capital spending will increase, our business will improve, and we can leverage our market leadership position.”

Business Outlook
Management offers the following guidance for the quarter ending December 31, 2002:
•	Revenue is expected to be in the range of $16.5 million and $17.5 million.
•	Earnings are expected to be between $0.00 and $0.02 per share.

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Witness Systems’ Third Quarter 2002 Conference Call – Page 2

Pre-Announcement Conference Call

Witness Systems will be hosting a teleconference call tomorrow morning, October 2, at 9 a.m. EDT to discuss these preliminary results. An on-line, real-time Webcast of the call will be available at www.streetevents.com and www.witness.com.

Third Quarter Earnings Call

The results announced today are preliminary and subject to change. Witness Systems will release its third quarter 2002 financial results on Monday, October 21, 2002 after the close of the NASDAQ market. The company will conduct a conference call on Tuesday, October 22, 2002 beginning at 8:30 a.m. EDT to discuss the results of the third quarter and the company’s outlook for the remainder of the year and 2003. An on-line, real-time Webcast of the call will be available at www.streetevents.com and www.witness.com.

About Witness Systems
Witness Systems (NASDAQ: WITS) provides the contact center industry’s first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. Comprised of business-driven multimedia recording, performance analysis and e-learning management applications, the browser-based eQuality(®) solution is designed to enhance the quality of customer interactions across multiple communications media, including the telephone, e-mail and Web. The closed-loop suite enables companies to record, evaluate and analyze customer contacts, and then launch e-learning to develop staff, generate additional revenue, and achieve greater customer retention and loyalty. An integrated business consulting, implementation and training methodology provides services to support an effective, rapid deployment of eQuality that enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com, or call 1.888.3.WITNESS.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Information in this release that involves Witness Systems’ expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. These statements include statements about Witness Systems’ strategies in the marketplace, its market position and its relationship with customers. All forward-looking statements included in this release are based upon information available to Witness Systems as of the date of the release, and the company assumes no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, fluctuations in customer demand and the timing of orders; the company’s ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company’s markets; the risks associated with competition; the risks associated with international sales as the company expands its markets; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any other reports filed from time to time with the Securities and Exchange Commission.

     Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

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